AUTHORIZATION STATEMENT
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This statement  confirms that the undersigned has authorized and designated each of Roberta S. Karp and Nicholas J. Rubino to execute and file on the undersigned's behalf all forms that the undersigned may be required to file with the United States Securities Exchange Commission under Section 16 of the Securities Exchange Act of 1934 ("Section 16") as a result of the undersigned's ownership of or transactions in securities of Liz Claiborne, Inc. The authority granted under this statement shall continue until the undersigned is no longer required to file forms under Section 16 with respect to the ownership of or transaction in the securities of Liz Claiborne, Inc., unless earlier revoked in writing.

Signature:        /s/ Frank S. Sowinski
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Name:             Frank S. Sowinski
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Date:             January 29, 2004
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